Exhibit 99.1

J.B. POINDEXTER & CO., INC. ANNOUNCES FIRST QUARTER 2006 UNAUDITED EARNINGS, CONFERENCE CALL AND 2006 EARNINGS GUIDANCE

J.B. Poindexter & Co., Inc., which primarily owns and operates transportation-related manufacturing businesses including Morgan Corporation, Morgan Olson Corporation, Truck Accessories Group, Inc., and Specialty Manufacturing Division, released unaudited revenues and earnings for the three month and year to date period ended March 31, 2006 and provided guidance for its anticipated results of operations for the year ended December 31, 2006. The summarized unaudited results from continuing operations were as follows (in thousands):

	For the Three Months
	Ended March 31,
	(Unaudited)
	2006	2005

Net Sales	$185,578	$162,465
Operating Income	5,234	5,933

EBITDA Calculation:
Operating Income	$5,234	$5,933
Add: Depreciation and amortization	2,773	2,594
EBITDA	$8,007	$8,527

Conference call: We will conduct a conference call at 10:00 a.m. E.D.T. on Monday May 8, 2006 to discuss our operating performance for the quarter and year to date period ended March 31, 2006. The conference call will be open to the public and questions entertained at the conclusion of the Company’s remarks.

The conference call can be accessed by dialing 800-762-6067 (international callers 480-629-9566). A replay of the call will be available for four weeks after the call and may be accessed by calling 800-475-6701 (international callers 320-365-3844), access code 828240.

2006 Earnings Guidance and First Quarter Performance: Due to our poor performance in the fourth quarter of 2005 and the number of inquiries that arose as a result of that performance, we are taking the unprecedented step, for us, of providing earnings guidance for 2006. In view of the fact that only one quarter of 2006 has elapsed and due to the unusually unpredictable nature of many of our markets at the present time, our guidance should be regarded as no more than the most informed expectations now available.

Net sales for 2006 are expected to be in the range of $775 to $825 million compared to $668 million last year. Operations acquired after mid 2005 will provide between $55 and $60 million of additional net sales in 2006. Operating income is expected to be in the range of $31 to $35 million for 2006 compared to $25 million in 2005. After adding estimated depreciation and amortization of $11 million, our EBITDA is expected to be in the range of $42 to $46 million compared to $35 million in 2005. Our forecasted operating income for 2006 is after expensing approximately $4.5 million of estimated incremental costs related to enterprise-wide initiatives to improve our manufacturing processes and information technology. Factors that could result in performance below these ranges include: more unanticipated raw material cost inflation;

unfavorable oil and gas prices that could depress demand further for pick up trucks and thereby reduce Truck Accessories’ sales for 2006 as well as increase delivery and utility costs across all operations; and new federally mandated diesel emission standards effective in 2007 that still can unpredictably affect Morgan’s and Morgan Olson’s performance.

Operations acquired after mid 2005 added net sales and operating income of approximately $17 million and $1 million, respectively, to our first quarter operating performance in 2006. Excluding acquired operations, our operating income declined approximately $2 million. All of the decline was accounted for by approximately $1 million of costs in the first quarter related to the aforementioned manufacturing and information technology initiatives and an approximate $1 million increase in our selling, general and administrative expenses as we added key management personnel at the parent, Morgan, Morgan Olson and Specialty Manufacturing Division. We expect that the positive long term effects of these $2 million of discretionary, first quarter expenditures will far outweigh the short term costs.

Caution Concerning Forward-Looking Statements. Forward-looking statements in this press release, including without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including without limitation the Company’s plans, strategies, objectives, expectations and intentions that are subject to change at any time at the discretion of the Company.

About our Business. J.B. Poindexter & Co., Inc. is a leading manufacturer of class 5-7 truck bodies and step vans through its Morgan and Morgan Olson businesses and is a leading manufacturer of pick-up truck accessories, principally caps and tonneaus through its Truck Accessories Group subsidiary. Through its Specialty Manufacturing Division, the Company manufactures funeral coaches, limousines, buses, plastics based packaging materials and provides precision machining services.

This news release and the previously released financial statements of the Company can be viewed on the Company’s World Wide Web site at http://www.jbpoindexter.com.

Contact:   Robert S. Whatley, Vice President Finance of J.B. Poindexter & Co., Inc., 713-655-9800